Exhibit 99.1
[ATX LOGO]




                  ATX ANNOUNCES ADDITIONS TO EXECUTIVE OFFICERS
                  ---------------------------------------------

New York, NY - October 2, 2002 - ATX Communications, Inc. (OTCBB: COMM), a leading integrated communications provider, announced today that it has promoted five members of its existing senior management team to be Executive Officers of the Company.

The Board of Directors has elected the following individuals to serve as Executive Officers:

     -    Tim Allen, Senior Vice President - Sales

     - Jeff Coursen, Senior Vice President - Chief Operating Officer, Commercial Division

     - Christopher Holt, Senior Vice President - Chief Counsel for Legal and External Affairs and Secretary

     -    Chris Michaels, Senior Vice President - Chief Technical Officer

     -    Neil Peritz, Senior Vice President - Controller and Treasurer

"These five individuals have contributed greatly to ATX's success, and we are proud to promote them to Executive Officers," stated Thomas Gravina, ATX's President and Chief Executive Officer. "These individuals, along with the teams under their respective leadership, have been responsible for the tremendous strides that the Company has made. Each has been with us for many years, they have significant experience in this sector, and they have clearly demonstrated that they are among the most capable leaders in our industry."

The title of Controller and Treasurer was previously held by Gregg Gorelick, who is relinquishing his post with ATX to focus on his duties with NTL Incorporated.

About ATX
Founded in 1985, ATX is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. Crain's New York Business recently named ATX among the region's fastest growing companies. ATX currently serves approximately 400,000 business and residential customers. For more information on ATX, please visit www.atx.com.




                                       ###